EXHIBIT 77 Q1

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION OF

EMBARCADERO FUNDS, INC.

The undersigned officer of Embarcadero Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the “Corporation”), does hereby certify:

FIRST:

That the name of the corporation is Embarcadero Funds, Inc.

SECOND:

That Article IV of the Corporation’s Articles of Incorporation is hereby amended to change the designation of the Class F Common Stock to “Absolute Return Fund” and to change the designation of the Class G Common Stock to “Market Neutral Fund”.

THIRD:

That the amendments to the Corporation’s Articles of Incorporation (the “Amendments”) were approved by a majority of the entire Board of Directors of the Corporation.

FOURTH:

That the Amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned officer of the Corporation who executed the foregoing Articles of Amendment hereby acknowledges the same to be his act and further acknowledges, to the best of his knowledge, information and belief, the matters set forth herein are true in all material respects under the penalty of perjury.

Dated this __ day of ___________, 2009.

EMBARCADERO FUNDS, INC.

By:

____________________

Jay Jacobs, President

Attest:

____________________

SF-154824 v3